UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2004

Entrx Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-2000	95-2368719

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 333-0614

N/A

(Former name or former address, if change since last report.)

Item 5. Other Events and Regulation FD Disclosure

     Effective June 22, 2004, Metalclad Insulation Corporation, the wholly owned subsidiary of Entrx Corporation, and Entrx Corporation, entered into a Settlement Agreement and Full Policy Release (the “Agreement”) releasing one of its insurers from its policy obligations for a broad range of claims arising from injury or damage which may have occurred during the period March 15, 1980 to March 15, 1981, under an umbrella liability policy (the “Policy”). The Policy provided limits of $5,000,000 in the aggregate and per occurrence. The insurer claimed that liability under the Policy had not attached, and that regardless of that fact, an exclusion in the Policy barred coverage for virtually all claims of bodily injury from exposure to asbestos, which is of primary concern to Metalclad Insulation Corporation. Metalclad Insulation Corporation took the position that such asbestos coverage existed. The parties to the Agreement reached a compromise, whereby Metalclad Insulation Corporation will receive $2,500,000 in cash, and Metalclad Insulation Corporation and Entrx Corporation agreed to indemnify and hold harmless the insurer from all claims which could be alleged against the insurer respecting the policy, limited to $2,500,000 in amount. The Agreement is attached hereto as Exhibit 10.1, with the identity of the insurer omitted (indicated by ** in item 7 below) as a consequence of the confidentiality provision of the Agreement (Section 17). The Agreement including the name of the insurer has been filed separately with the Securities and Exchange Commission, along with a request for confidential treatment of the omitted information in the Agreement.

Item 7. Financial Statements and Exhibits

     (c) Exhibits:

10.1	Settlement Agreement and Full Policy Release between Entrx Corporation, Metalclad Insulation Corporation and ** Insurance Company dated June 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entrx Corporation
Date: June 25, 2004	/s/ Wayne W. Mills
Wayne W. Mills, President

EXHIBIT INDEX

     [The identity of one of the parties and its predecessors indicated by ** in Exhibit 10.1 has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.]

10.1	Settlement Agreement and Full Policy Release between Entrx Corporation, Metalclad Insulation Corporation and ** Insurance Company dated June 22, 2004.